Exhibit 99.1
TIME WARNER CABLE REPORTS
2008 FIRST-QUARTER RESULTS
Net Addition of 896,000 Revenue Generating Units, Driven by Strong Growth across All RGU Categories — Basic Video (up 55,000), Digital Video (up 261,000), Residential HSD (up 304,000) and Residential Digital Phone (up 280,000)
Net Customer Relationships Grew 96,000; Record Triple Play Quarter with 247,000 Net Additions
Revenues Rose 8%, OIBDA Grew 7%, and Operating Income Increased 10% over Prior Year Quarter
NEW YORK, NY, April 30, 2008 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2008.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “Time Warner Cable delivered another strong quarter of financial and operational results. We achieved what we set out to do, and our accomplishments demonstrate that we’re competing aggressively across all areas of our business, while continuing to invest for sustained growth.”
“We generated very robust customer growth in the quarter, including net additions of nearly 100,000 customer relationships and 900,000 revenue generating units. We also added a record number of triple play customers, helping drive bundled penetration of customers who subscribe to two or more of our primary services to 50% of customer relationships,” Britt added. “We continue to sharpen our marketing message and increase our advertising to distinguish Time Warner Cable even more clearly from its competitors, and we’re very encouraged by the consumer response.”
FIRST-QUARTER RESULTS
Revenues for the first three months of 2008 grew 8% ($309 million) over the first quarter of 2007 to $4.2 billion. Subscription revenues were up 8% ($301 million) to $4.0 billion. Video revenues climbed 4% ($99 million) to $2.6 billion, driven by continued growth in digital video services and video price increases. High-speed data revenues rose 11% ($100 million) to $1.0 billion, fueled mainly by continued year-over-year residential high-speed data subscriber growth. Voice revenues increased 39% ($102 million) to $366 million, reflecting strong Digital Phone subscriber growth. Advertising revenues grew 4% ($8 million) to $197 million.
Operating Income before Depreciation and Amortization (“OIBDA”) rose 7% ($95 million) over the first quarter of 2007 to $1.4 billion, benefiting from revenue growth, offset partially by higher employee, video programming and marketing costs. Employee costs grew, due primarily to greater headcount, salary increases and higher equity-based compensation expense, reflecting mainly the timing of 2008 grants, which were made during the first quarter as compared to 2007 grants, which were made in the second quarter. Video programming expenses increased 6% ($49 million) to $929 million, due mainly to higher contractual rates and the expansion of service offerings, offset partially by lower basic video subscribers compared to the first quarter of 2007. Marketing costs rose 28% ($35 million) to $158 million, as a result of intensified marketing efforts during the first quarter of 2008. Additionally, the first quarter of 2007 included $10 million of merger-related and restructuring expenses.
Operating Income grew 10% ($57 million) over the first quarter of 2007 to $636 million, due to the increase in OIBDA and lower amortization expense ($14 million), offset in part by higher depreciation expense ($52 million). Amortization expense declined, reflecting the absence of amortization expense associated with customer relationships recorded in connection with the 2003 restructuring of Time Warner Entertainment Company, L.P., a subsidiary of TWC, which were fully amortized at the end of the first quarter of 2007. The increase in depreciation expense was associated primarily with purchases of customer premise equipment, scalable infrastructure and line extensions (each of which is driven largely by customer demand) occurring during or subsequent to the first quarter of 2007.
Income and Per Share Results
For the first quarter of 2008, net income was $242 million, or $0.25 per basic and diluted common share, compared to net income of $276 million, or $0.28 per basic and diluted common share, for the first quarter of 2007.
Affecting comparability was a gain recorded in the first quarter of 2007 resulting from the distribution of the Texas and Kansas City Cable Partners, L.P. (“TKCCP”) assets, which was treated as a sale of the Company’s 50% equity interest in the Houston area systems of TKCCP and increased the prior year quarter’s net income by approximately $81 million, or $0.08 per basic and diluted common share. In addition, the Company recorded a gain in the first quarter of 2008 from the sale of a cost-method investment, which had the effect of increasing net income in the first quarter of 2008 by $5 million, or $0.01 per basic and diluted common share. Excluding these items, net income increased for the first quarter of 2008 as compared to the first quarter of 2007, due primarily to an increase in Operating Income, as well as lower interest expense and lower income tax provision.
Cash Provided by Operating Activities for the first three months of 2008 was $1.2 billion.
Capital Expenditures from Continuing Operations for the first three months of 2008 totaled $846 million, an increase of $126 million compared to the first three months of 2007. Driving the growth in capital expenditures was higher customer premise equipment spending reflecting greater penetration of advanced services.
Free Cash Flow for the first three months of 2008 totaled $339 million. Net debt and mandatorily redeemable preferred membership units, as of March 31, 2008, were $13.3 billion.
Table 1
First Quarter Results
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in millions)
Subscription revenues:
Video	$2,603	$2,504
High-speed data	994	894
Voice	366	264

Total Subscription revenues	3,963	3,662
Advertising revenues	197	189

Total revenues	$4,160	$3,851

OIBDA	$1,402	$1,307

Operating Income	$636	$579

SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 2 below, which presents selected subscriber and penetration data.
Highlights
RGUs reached 33.0 million, reflecting a robust 896,000 net additions during the first quarter. Driving this increase was strong growth across all RGU categories — including the best quarterly basic video net additions (55,000) since the first quarter of 2006. Customer relationships totaled 14.7 million, with 96,000 net additions. Triple Play subscribers surpassed 2.6 million (or 18% of total customer relationships), benefiting from a record 247,000 net additions.
Table 2
Selected Subscriber and Penetration Data

			Net
			Additions
	3/31/08	12/31/07	(Declines)
		(in thousands)
Subscriber Data:
Revenue generating units(a)	32,973	32,077	896
Customer relationships(b)	14,722	14,626	96

Double play subscribers(c)	4,748	4,703	45
Triple play subscribers(d)	2,610	2,363	247
Bundled subscribers(e)	7,358	7,066	292

Homes passed(f)	26,624	26,526	98
Basic video subscribers(g)	13,306	13,251	55
Digital video subscribers(h)	8,283	8,022	261
Residential high-speed data subscribers(i)	7,924	7,620	304
Commercial high-speed data subscribers(i)	280	280	—
Residential Digital Phone subscribers(j)	3,170	2,890	280
Commercial Digital Phone subscribers(j)	10	5	5
Circuit-switched telephone service subscribers(k)	—	9	(9)

	3/31/08	12/31/07
Penetration Data:
Basic video(l)	50.0%	50.0%
Digital video(m)	62.3%	60.5%
Residential high-speed data(n)	30.1%	29.0%
Residential Digital Phone(o)	12.6%	11.7%
Double play(p)	32.3%	32.1%
Triple play(q)	17.7%	16.2%
Bundled(r)	50.0%	48.3%

(a)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice (including Digital Phone and circuit-switched telephone service) subscribers.
(b)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.
(c)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services (video, high-speed data and voice).
(d)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services (video, high-speed data and voice).
(e)	Bundled subscriber numbers reflect customers who subscribe to two or more of the Company’s primary services.
(f)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.
(g)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.
(h)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.
(i)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company. Commercial high-speed data subscriber numbers and net additions for the three months ended March 31, 2008 include an adjustment that reduced commercial high-speed data subscribers by approximately 7,000 subscribers primarily as a result of a review of the Company’s practices regarding the calculation of commercial high-speed data subscribers.
(j)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.

(k)	Circuit-switched telephone subscriber numbers reflect billable subscribers acquired from Comcast Corporation who received traditional, circuit-switched telephone service. During the first quarter of 2008, the Company substantially completed the process of discontinuing the provision of circuit-switched telephone service in accordance with regulatory requirements. As a result, as of March 31, 2008, Digital Phone was the only voice service that the Company offered.
(l)	Basic video penetration represents basic video subscribers as a percentage of homes passed.
(m)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.
(n)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.
(o)	Residential Digital Phone penetration represents residential Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.
(p)	Double play penetration represents double play subscribers as a percentage of customer relationships.
(q)	Triple play penetration represents triple play subscribers as a percentage of customer relationships.
(r)	Bundled penetration represents bundled subscribers as a percentage of customer relationships.
Use of OIBDA and Free Cash Flow
OIBDA is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of the Company’s business because OIBDA eliminates the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA because it believes this measure provides valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA is a significant measure used in the Company’s annual incentive compensation programs. OIBDA also is a metric used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance and is an important measure in the Time Warner reportable segment disclosures. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of March 31, 2008, Time Warner

Cable served approximately 14.7 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 33.0 million revenue generating units.
Information on 2008 Business Outlook Release and Conference Call
Time Warner Cable issued a separate release today regarding its updated 2008 full-year business outlook.
The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, April 30, 2008. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations

Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2008	2007
	(in millions)
ASSETS
Current assets
Cash and equivalents	$226	$232
Receivables, less allowances of $84 million and $87 million as of March 31, 2008 and December 31, 2007, respectively	627	743
Receivables from affiliated parties	4	2
Prepaid expenses and other current assets	127	95
Deferred income tax assets	80	91

Total current assets	1,064	1,163
Investments	729	735
Property, plant and equipment, net	12,932	12,873
Intangible assets subject to amortization, net	664	719
Intangible assets not subject to amortization	38,930	38,925
Goodwill	2,106	2,117
Other assets	98	68

Total assets	$56,523	$56,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$318	$417
Deferred revenue and subscriber-related liabilities	180	164
Payables to affiliated parties	181	204
Accrued programming expense	524	509
Other current liabilities	1,187	1,237
Current liabilities of discontinued operations	—	5

Total current liabilities	2,390	2,536
Long-term debt	13,226	13,577
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	13,432	13,291
Long-term payables to affiliated parties	22	36
Other liabilities	405	430
Minority interests	1,751	1,724
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of March 31, 2008 and December 31, 2007	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of March 31, 2008 and December 31, 2007	1	1
Paid-in-capital	19,456	19,411
Accumulated other comprehensive loss, net	(171)	(174)
Retained earnings	5,702	5,459

Total shareholders’ equity	24,997	24,706

Total liabilities and shareholders’ equity	$56,523	$56,600

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,603	$2,504
High-speed data	994	894
Voice	366	264

Total Subscription	3,963	3,662
Advertising	197	189

Total revenues	4,160	3,851
Costs and expenses:
Costs of revenues(a)	2,007	1,883
Selling, general and administrative(a)	751	651
Depreciation	701	649
Amortization	65	79
Merger-related and restructuring costs	—	10

Total costs and expenses	3,524	3,272

Operating Income	636	579
Interest expense, net	(199)	(227)
Income from equity investments, net	5	3
Minority interest expense, net	(41)	(38)
Other income, net	6	146

Income before income taxes	407	463
Income tax provision	(165)	(187)

Net income	$242	$276

Basic net income per common share	$0.25	$0.28

Average basic common shares outstanding	976.9	976.9

Diluted net income per common share	$0.25	$0.28

Average diluted common shares outstanding	977.4	976.9

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in millions)
OPERATING ACTIVITIES
Net income	$242	$276
Adjustments for noncash and nonoperating items:
Depreciation and amortization	766	728
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	—	(146)
Pretax gain on sale of cost-method investment	(9)	—
Income from equity investments, net of cash distributions	—	9
Minority interest expense, net	41	38
Deferred income taxes	130	136
Equity-based compensation	34	5
Changes in operating assets and liabilities, net of acquisitions:
Receivables	104	134
Accounts payable and other liabilities	(66)	(218)
Other changes	(56)	(10)
Adjustments relating to discontinued operations(a)	—	54

Cash provided by operating activities	1,186	1,006

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(5)	57
Capital expenditures	(846)	(720)
Proceeds from sale of cost-method investment	9	—
Proceeds from disposal of property, plant and equipment	1	3

Cash used by investing activities	(841)	(660)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	166	624
Borrowings(c)	141	173
Repayments(c)	(655)	(1,079)
Excess tax benefit from exercise of stock options	—	3
Principal payments on capital leases	—	(1)
Distributions to owners, net	(1)	(10)
Other	(2)	(60)

Cash used by financing activities	(351)	(350)

DECREASE IN CASH AND EQUIVALENTS	(6)	(4)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	232	51

CASH AND EQUIVALENTS AT END OF PERIOD	$226	$47

(a)	Net cash flows from discontinued operations were $54 million for the three months ended March 31, 2007 (none for the three months ended March 31, 2008).
(b)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(c)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.

TIME WARNER CABLE INC.
RECONCILIATION OF NON-GAAP AND OTHER FINANCIAL MEASURES
Reconciliation of Operating Income to Operating Income before Depreciation and Amortization
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in millions)
Operating Income	$636	$579
Depreciation	701	649
Amortization	65	79

Operating Income before Depreciation and Amortization	$1,402	$1,307

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in millions)
Cash provided by operating activities	$1,186	$1,006
Reconciling items:
Adjustments relating to the operating cash flow of discontinued operations	—	(54)

Cash provided by continuing operating activities	1,186	952
Add: Excess tax benefit from exercise of stock options	—	3
Less:
Capital expenditures from continuing operations	(846)	(720)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(1)	(11)

Free Cash Flow	$339	$224

Reconciliation of Net Debt
(Unaudited)

	March 31,	December 31,
	2008	2007
	(in millions)
Long-term debt	$13,226	$13,577
Debt due within one year	—	—

Total debt	13,226	13,577
Less: Cash and equivalents	(226)	(232)

Net debt(a)	13,000	13,345
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred membership units issued by a subsidiary	$13,300	$13,645

(a)	Net debt is defined as total debt less cash and equivalents.